Immediate Release
Contact:
Ken Lamb
248.754.0884

BORGWARNER EXPECTS $1.8 BILLION OF NET NEW BUSINESS FOR 2010-2012

GAS TURBOCHARGERS AND DUAL-CLUTCH TECHNOLOGY LEAD DOUBLE-DIGIT ANNUAL GROWTH OVER THE NEXT THREE YEARS

Auburn Hills, Michigan, November 9, 2009 – BorgWarner Inc. (NYSE: BWA) announced today $1.8 billion of expected net new powertrain business for 2010 through 2012, driving a growth rate that exceeds the overall auto industry. Increasing demand for the company’s efficient and environmentally friendly technologies, such as gasoline and diesel turbochargers and dual-clutch transmissions, has validated BorgWarner’s strategic focus on advanced technologies that reduce emissions, increase fuel economy and improve performance. Over the three-year period, BorgWarner expects to launch 80% of its new programs in Asia and Europe.
 “Despite the historic change in the automotive industry over the last eighteen months, the emphasis on lowering emissions and improving fuel economy has remained constant,” said Timothy M. Manganello, Chairman and Chief Executive Officer.  “While the contraction in the industry has reset global market volume expectations, our portfolio of powertrain technologies continues to drive industry-leading growth.”
BorgWarner’s engine and drivetrain technologies are designed for a variety of powertrains, from gasoline and clean diesel engines to hybrid- and all electric-powered vehicles. Of BorgWarner’s total new business, 80% is anticipated from engine-related products such as turbochargers, ignition systems, emissions products, engine timing systems, variable cam timing modules and thermal systems. The other 20% is expected in drivetrain-related products including the company’s fuel-efficient DualTronic® transmission technology and its traditional automatic transmission and all-wheel drive technologies.
    “BorgWarner has outpaced the growth of the industry by developing technologies that companies and consumers want and launching products with customers in those regions of the world that are adopting fuel-efficient technologies,” Manganello continued.  “The European market remains the leader in new powertrain technology and Europe accounts for 50% of our expected new business. As our expansion in Asia continues, we foresee new business sales in the region will account for about 30% of the total by the end of 2012. China represents more than half of that new business. North America is about 20% of BorgWarner’s anticipated new business over the three years and includes new domestic engine programs aimed at improving fuel efficiency.”
Turbochargers for advanced diesel and gasoline direct injected (GDI) engines account for about 35% of BorgWarner’s new business with GDI programs representing a larger share compared with last year.  This shift reflects the growing importance of GDI engines to address the issues of fuel efficiency and emissions reductions. The market for turbocharged GDI engines is expected to more than double over the next three years, from about two million, five hundred thousand units today to over six million by 2012.  Europe will remain the largest market for gasoline turbochargers but North America will be the fastest growing geography.
Another 13% of BorgWarner’s new business is tied to the company’s dual-clutch technology. The technology provides the fuel-efficiency and fun-to-drive characteristics of a manual transmission with the convenience and smooth shifting of an automatic.  The number of dual-clutch transmissions in the market is expected to grow to nearly five million units by 2014.
At 10:00 a.m. ET today, a brief conference call concerning third quarter results and new business will be webcast at: http://www.borgwarner.com/invest/webcasts.shtml.
Auburn Hills, Michigan-based BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for vehicle powertrain applications worldwide. The FORTUNE 500 company operates manufacturing and technical facilities in 60 locations in 18 countries. Customers include VW/Audi, Ford, Toyota, Renault/Nissan, General Motors, Hyundai/Kia, Daimler, Chrysler, Fiat, BMW, Honda, John Deere, PSA, and MAN. The Internet address for BorgWarner is: http://www.borgwarner.com.

Additional Important Information

Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections.  Words such as “outlook,”  "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements.  Such risks and uncertainties include: fluctuations in domestic or foreign vehicle production, the continued use of outside suppliers, fluctuations in demand for vehicles containing our products, changes in general economic conditions, and other risks detailed in our filings with the Securities and Exchange Commission, including the Risk Factors, identified in our most recently filed Annual Report on Form 10-K.  We do not undertake any obligation to update any forward-looking statements.

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